Exhibit 99.1

FOR IMMEDIATE RELEASE

IGNITE RESTAURANT GROUP TO OUTSOURCE PRINT AND DIGITAL DESIGN SERVICES

New partner agency to be led by current Chief Marketing Officer Robin Ahearn

(HOUSTON) March 27, 2014 — Ignite Restaurant Group (Nasdaq: IRG) announced today that it will outsource its print and digital design work to a new agency founded and led by longtime Ignite CMO Robin Ahearn.

The change, effective April 1, follows a system-wide reorganization designed to streamline operations in each of the three brands. Ahearn, along with Ignite’s team of designers, will leave the company to form a new agency called Norton Creative that will provide all creative services for in-restaurant, social and digital platforms for Joe’s Crab Shack, Romano’s Macaroni Grill and Brick House Tavern + Tap.

Ignite will not replace Ahearn in the CMO position, but instead, the marketing team for each brand will report directly to the brand president.

“This new scenario allows us to continue utilizing Robin and her team’s talents while keeping our internal focus on operations and guest service,” said Ignite CEO Ray Blanchette. “Since joining Ignite in 2007, Robin has been a strategic asset to the company during this time of growth and will continue to provide Ignite a creative advantage in her new role.”

McCann Erickson New York remains the advertising agency of record for Ignite Restaurant Group, while Norton Creative will focus on its core strength of print and digital design, creating all in-restaurant and digital marketing materials for the three brands. Norton Creative will also work with other clients across all industries including retail and non-competitive restaurant companies.

“Our design department has long been a source of pride for me and the entire company,” said Ahearn. “Working as outside consultants will allow this highly creative and experienced team to bring new ideas and passion to Ignite’s three brands and our other new partners.”

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ:IRG) owns and operates nearly 350 restaurants throughout the U.S. Headquartered in Houston, Ignite’s portfolio of restaurant concepts includes Joe’s Crab Shack, Romano’s Macaroni Grill and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. The company is also a franchisor for Macaroni Grill in locations in the U.S., U.S. territories and internationally. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.